                FIRST AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

     This First Amended and Restated Stock Purchase Agreement (the "Agreement"), dated as of May 29, 1998, is by and between Precept Transportation Services, L.L.C., a Nevada limited liability company ("Seller"), Logistics Management, LLC, a Kentucky limited liability company ("Purchaser"), the owners of Purchaser, Roxanne Pixler and Association Services, Inc., a Kentucky corporation (collectively, "Shareholders") and the managers of Purchaser, Anthony Huff and Dan Pixler ("Managers").

                                W I T N E S S E T H :

     WHEREAS, the parties have previously entered into that certain Stock Purchase Agreement dated as of April 9, 1998 (the "Original Agreement");

     WHEREAS, Seller acquired an interest in certain of the shares of the issued and outstanding capital stock of U.S. Trucking, Inc. a Nevada corporation ("U.S. Trucking") (the "U.S. Trucking Stock"), and certain of the issued and outstanding capital stock of American Trucking, Inc., a Nevada corporation ("American Trucking") (the "American Trucking Stock"), pursuant to an Agreement and Plan of Reorganization dated as of November 16, 1997, which closed on March 19, 1998 (the "Stock Transfer Date");

     WHEREAS, pursuant to the Original Agreement, Purchaser agreed to buy, and Seller agreed to sell, Seller's interest in the U.S. Trucking Stock;

     WHEREAS, the parties wish to amend and restate the Original Agreement to include the American Trucking Stock in the sale transaction;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

          "best knowledge", "have no knowledge of", or "do not know of" and similar phrases shall mean (unless stated otherwise) (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the


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context requires, to any employee of such entity after diligent investigation and inquiry by the principal executive officer of such entity.

          "Closing" means the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

          "Closing Date" means the date which is five (5) business days after the satisfaction of the conditions precedent set forth in Articles VII or VIII below or such other date as may be mutually agreed in writing by the parties hereto; provided that the date may not be later than June 30, 1998.

          "Corporations" means U.S. Trucking and American Trucking.

          "Damages" shall have the meaning set forth in Section 10.1.

          "Financial Statements" means U.S. Trucking's audited consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 1996, including the notes thereto, unaudited consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 1997, including the notes thereto, and the unaudited consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows for the two-month period ended February 28, 1998.

          "Ordinary course of business" means the usual and customary way in which an entity has conducted its business in the past.

                                      ARTICLE II
                                  PURCHASE AND SALE

     SECTION 2.1. PURCHASE AND SALE OF STOCK. Subject to and upon the terms and conditions contained in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, any and all right title and interest of Seller in the U.S. Trucking Stock and the American Trucking Stock (collectively, the "Stock").

     SECTION 2.2. PURCHASE PRICE. The total purchase price for the Stock shall be as follows:

     (a) $200,000 in cash (the "Cash Consideration"), payable to Seller by wire transfer of immediately available funds on the Closing Date; and


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     (b)  $1,750,000 payable by a promissory note from Purchaser to Seller, in the form of Exhibit 2.2(b)(i) hereto (the "Note").

The Note shall be secured by a stock pledge agreements in the form of Exhibit 2.2(b)(ii) hereto (the "Stock Pledge Agreements") and guaranteed by the personal guaranty of Anthony Huff in the form of Exhibit 2.2(b)(iii) hereto (the "Guaranty").

                                     ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants as follows:

     SECTION 3.1. OWNERSHIP OF THE STOCK. The Seller owns such title to the Stock as was transferred to it from USTS on the Stock Transfer Date. At the Closing, Seller will convey to Purchaser such interest.

     SECTION 3.2. ORGANIZATION AND GOOD STANDING; QUALIFICATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 3.3. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Seller of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement and any other agreement contemplated hereby have been duly executed and delivered by Seller and assuming the due authorization, execution and delivery of this Agreement and each other agreement contemplated hereby by the Purchaser constitute or will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 3.4. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Organization or Regulations of Seller or, to Seller's actual knowledge, any agreement, indenture or other instrument under which Seller is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller. To Seller's actual knowledge, neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws


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of the Corporations or any agreement, indenture or other instrument under which the Corporations are bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Corporations or the Stock.

     SECTION 3.5. FINDER'S FEE. Seller has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

     SECTION 3.6. RELEASE BY SELLER. Effective upon the Closing, the Seller, for itself and its heirs, executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless Purchaser and Managers and their respective affiliates, employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including attorneys' fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, in each case whether absolute or contingent, whether liquidated or unliquidated, and whether or not now existing or known, relating in any way, directly or indirectly, to the Corporations, that the Seller may now have or may hereafter claim to have against Purchaser and Managers, their respective affiliates, employees, officers, directors, successors or assigns. Notwithstanding the foregoing, this
Section 3.6 shall not affect any party's entitlement to indemnity, or remedies of the parties for Damages, as defined herein, or for breaches of or related to this Agreement or the transactions contemplated hereby, as set forth in Article X or otherwise.


                                      ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF PURCHASER, SHAREHOLDERS AND MANAGERS

     Purchaser, Shareholders and Managers represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

     SECTION 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Purchaser, Shareholders and Managers and constitute or will constitute legal, valid and binding obligations of Purchaser, Shareholders and Managers, enforceable against Purchaser, Shareholders and Managers in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Organization or Regulations of Purchaser or any agreement, indenture or other instrument under which Purchaser, Shareholders or Managers are bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser, Shareholders, Managers or the properties or assets of Purchaser, Shareholders or Managers.

     SECTION 4.4. FINDER'S FEE. Neither Purchaser, Shareholders, nor Managers has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

     SECTION 4.5. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. Purchaser is not required to make, file, give or obtain any registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind with, to or from any persons or any governmental authorities or private agencies in connection with the consummation of the transactions contemplated by this Agreement.

     SECTION 4.6. LEGALITY. There is no action, claim, suit or proceeding by or before any court or tribunal in any jurisdiction or any governmental authority pending nor, is any claim, action, suit, inquiry, proceeding or investigation pending or threatened against or involving Purchaser, Shareholders or Managers, or affecting any properties or assets of Purchaser, Shareholders or Managers, which, in any such case, could reasonably be expected to materially impair the ability of Purchaser, Shareholders or Managers to consummate the transactions contemplated hereby. Neither Purchaser, Shareholders nor Managers is subject to any order, writ, injunction or decree which could reasonably be expected to materially impair the ability of Purchaser, Shareholders or Managers to consummate the transactions contemplated hereby.

     SECTION 4.7. INVESTMENT REPRESENTATION. Purchaser and Shareholders (a) understand that none of the Stock has been registered under the Securities Act of 1933, as amended, or applicable state securities laws; (b) are acquiring the Stock for Purchaser's own account, for investment and not with a view to the distribution or resale thereof; and (c) understand that the certificates representing the Stock to be sold to Purchaser shall bear the following legend:


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          The Shares represented by this certificate have not been
          registered or qualified under the Securities Act of 1933, as amended from time to time, or under applicable state securities laws and may not be sold or transferred in the absence of such registration or qualification or an exemption from the registration or qualification requirements of said Act or laws.

     SECTION 4.8. KNOWLEDGE OF INACCURACIES. To the actual knowledge of Purchaser, Shareholders and Managers, no representation, warranty or statement made by Seller in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading.

     SECTION 4.9. UNDERSTANDINGS OR ARRANGEMENTS. As of the date hereof, neither Purchaser, Shareholders nor Managers is aware of any agreement, understanding or arrangement involving or affecting the Corporations that may cause a material beneficial change in the business, prospects, condition (financial or otherwise) in the business of the Corporations. As of the date hereof, neither Purchaser, Shareholders nor Managers is aware of any agreement, understanding or arrangement involving or affecting the Corporations that could reasonably be expected to result or has resulted in the incurrence of any indebtedness relating to the Corporations which would not be or has not been accrued as a liability on the Financial Statements.

     SECTION 4.10. OWNERSHIP. Shareholders and Managers are the sole record and beneficial owners of the issued and outstanding limited liability company interests of Purchaser. Purchaser is the sole record and beneficial owner of all of the issued and outstanding stock of U.S. Trucking other than the U.S. Trucking Stock transferred pursuant to this Agreement.

     SECTION 4.11. OPERATION OF BUSINESS. Managers have each been employed by and have been involved in the conduct of U.S. Trucking's business. To the knowledge of Purchaser, Shareholders and Managers, U.S. Trucking's business has been conducted in the ordinary course consistent with past practice of U.S. Trucking. In that regard, neither Purchaser, Shareholders nor Managers is aware of any unusual practices involving U.S. Trucking's business. To the knowledge of Purchaser, Shareholders and Managers, all practices with respect to billings of accounts receivable and payable of accounts payable have been conducted in the ordinary course of the conduct of U.S. Trucking's business consistent with past practice of U.S. Trucking.

     SECTION 4.12. NO OUTSIDE RELIANCE. Purchaser and Shareholders have relied and are relying only upon the statements or representations of Seller made in this Agreement, together with any certificates or documents required to be provided by Seller pursuant to this Agreement.

     SECTION 4.13. RELEASE BY SHAREHOLDERS AND MANAGERS. Effective upon the Closing, the Shareholders and Managers, for themselves and their heirs, executors, administrators, successors and assigns, hereby fully and unconditionally release and forever discharge and hold harmless the


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Seller and its respective affiliates, employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including attorneys' fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, in each case whether absolute or contingent, whether liquidated or unliquidated, and whether or not now existing or known, relating in any way, directly or indirectly, to the Corporations, that the Shareholders or Managers may now have or may hereafter claim to have against the Seller, its respective affiliates, employees, officers, directors, successors or assigns. Notwithstanding the foregoing, this Section 4.13 shall not affect any party's entitlement to indemnity, or remedies of the parties for Damages, as defined herein, or for breaches of or related to this Agreement or the transactions contemplated hereby, as set forth in Article X or otherwise.

                                      ARTICLE V
                                  SELLER'S COVENANTS

     Seller agrees that between the date hereof and the Closing:

     SECTION 5.1. CONSUMMATION OF AGREEMENT. The Seller shall use all commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     SECTION 5.2. DISTRIBUTIONS AND REPURCHASES. Seller shall not cause the Corporations to declare or pay a distribution, payment or dividend of any kind, nor to approve or effect any repurchase of any of the Stock.

                                      ARTICLE VI
                                PURCHASER'S COVENANTS

     Purchaser agrees that between the date hereof and the Closing:

     SECTION 6.1. CONSUMMATION OF AGREEMENT. Purchaser shall use all commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     SECTION 6.2. APPROVALS OF THIRD PARTIES. Purchaser shall use all commercially reasonable efforts to secure, as soon as practicable after the date hereof, all necessary approvals and terminations of lawsuits of third parties to the consummation of the transactions contemplated hereby.

     SECTION 6.3. PURCHASER DISCLOSURE. At or prior to the Closing, Purchaser shall inform the Seller in writing of any events or circumstances, if any, of which it has obtained actual knowledge prior to the Closing Date and which events or circumstances would reasonably be expected to have a material adverse effect on the business condition of U.S. Trucking (the "Known Events or


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Circumstances").  Purchaser is prohibited from making any claim against Seller based upon any Known Events or Circumstances.

                                     ARTICLE VII
                           PURCHASER'S CONDITIONS PRECEDENT

     Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     SECTION 7.1. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     SECTION 7.2. NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities or business of the Corporations shall have occurred since the date of the most recent balance sheet included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of Seller.

     SECTION 7.3. CLOSING DELIVERIES. Purchaser shall have received all documents referred to in Section 9.1.

                                     ARTICLE VIII
                            SELLER'S CONDITIONS PRECEDENT

     Except as may be waived in writing by Seller, the obligations of Seller hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     SECTION 8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser, Shareholders and Managers contained herein shall be true and correct in all material respects as of the Closing Date; and Purchaser shall have delivered to Seller a certificate of Purchaser's President, dated as of the Closing Date, to the foregoing effect.

     SECTION 8.2. COVENANTS AND CONDITIONS. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to Seller a certificate of Purchaser's President, dated as of the Closing Date, to the foregoing effect.

     SECTION 8.3. PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.


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     SECTION 8.4. CLOSING DELIVERIES.  Seller shall have received all documents referred to in Section 9.2.

                                      ARTICLE IX

                    CLOSING DELIVERIES AND POST-CLOSING COVENANTS

     SECTION 9.1. DELIVERIES OF THE SELLER. At the Closing, the Seller shall deliver to Purchaser the following, all of which shall be in form and content satisfactory to Purchaser and its counsel:

     (a) Certificates representing all of the Stock, duly endorsed and in proper form for transfer to Purchaser by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank;

     (b) A copy of resolutions of the managers or members of the Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of the Seller as being true and correct copies of the originals thereof subject to no modifications or amendments; and

     (c) A certificate of the Secretary of the Seller certifying as to the incumbency of the directors and officers of the Seller and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Seller.

     SECTION 9.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser, Shareholders and Managers, as appropriate, shall deliver the following to
Seller:

     (a)  The Cash Consideration in immediately available funds;

     (b) The executed Note, Stock Pledge Agreements, Guaranty, and any documents reasonably required by Seller related to perfection of the security interest created by the Stock Pledge Agreements, including but not limited to UCC forms;

     (c) A copy of the resolutions of the members and managers of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements;

     (d) A certificate of the managers of Purchaser, dated the Closing Date, as to the truth and correctness of the representations and warranties of Purchaser contained herein on and as of the Closing Date;

     (e)  A certificate of the managers of Purchaser, dated the Closing Date,
(i) as to the performance of and compliance by Purchaser with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Purchaser to the Closing have been satisfied;


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     (f)  A certificate of the members of Purchaser certifying as to the incumbency of the managers of Purchaser and as to the signatures of such members who have executed documents delivered at the Closing on behalf of Purchaser;

     (g) A certificate, dated within fifteen days of the Closing Date, of the Secretary of State of Purchaser's state of incorporation, establishing that Purchaser is in existence, and otherwise is in good standing to transact business in such state; and

     (h) U.S. Trucking's financial statements as of March 31, 1998, consisting of balance sheets, income statement, and statements of operations and cash flows.

     SECTION 9.3. POST-CLOSING COVENANTS OF PURCHASER, SHAREHOLDERS AND MANAGERS. Purchaser, Shareholders and Managers agree that:

     (a) Purchaser, Shareholders and Managers shall cause title to the vehicles, equipment and other assets listed on Exhibit 9.3 to be properly transferred to U.S. Trucking within one hundred and eighty (180) days after the Closing Date; and

     (b) Without Seller's prior written consent, such consent not to be reasonably withheld, Purchaser, Shareholders and Managers shall not cause the Corporations to transfer any assets other than in the ordinary course of their business unless and until any and all amounts owed to the Seller under the Note are paid in full.

     SECTION 9.4. FURTHER ASSURANCES. Following the Closing, each party shall deliver any further instruments of transfer and take all reasonable action as is reasonably requested by another party and as may be necessary or appropriate to complete the transactions contemplated by this Agreement.

                                      ARTICLE X

                                      REMEDIES

     SECTION 10.1. INDEMNIFICATION. Subject to the terms and conditions of this Article, Purchaser and Managers hereby agree to indemnify, defend and hold the Seller and its members, managers, officers, partners, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by any of such indemnitees by reason of or resulting from a breach of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby. Subject to the terms and conditions of this Article, Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against all Damages asserted against or incurred by Purchaser by reason of or resulting from a breach of any representation or warranty of Seller contained herein or in any exhibit,


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schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby.

     SECTION 10.2. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Purchaser and Seller under Section 10.1 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions (the parties are referred to as the "indemnifying party" and the "party to be indemnified," as the case may be):

     (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

     (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

     (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the


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

indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

     SECTION 10.3. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     SECTION 10.4. INDEMNIFICATION SOLE REMEDY. The indemnification contained in this Agreement shall be deemed to be the exclusive remedy of the indemnified party in connection with or arising from any failure by the Indemnifying Party to perform any of its covenants or obligations in this Agreement or in the agreements related hereto or any breach by the indemnifying party of any representation or warranty or the inaccuracy of any representation or warranty of the indemnifying party contained in this Agreement.

     SECTION 10.5. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, Purchaser and Seller shall bear their respective costs and expenses (including attorneys' fees and expenses) incurred in connections with the transactions contemplated herein, except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement.

                                      ARTICLE XI

                                     TERMINATION

     SECTION 11.1. TERMINATION.  This Agreement may be terminated:

     (a) At any time prior to the Closing Date by mutual agreement of all parties.

     (b) At any time prior to the Closing Date by Purchaser if (i) any material representation or warranty of the Seller contained in this Agreement is or becomes untrue or breached in any material respect or (ii) Seller fails to comply in any material respect with any covenant contained herein; provided, however, in either (i) or (ii) above, only if any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within fifteen days.

     (c) At any time prior to the Closing Date by the Seller if (i) any material representation or warranty of Purchaser, Shareholders or Managers contained in this Agreement is or becomes untrue or breached in any material respect or (ii) Purchaser, Shareholders or Managers fail to comply in any material respect with any covenant contained herein; provided, however, in either (i) or (ii) above, only if, any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within fifteen days.

     (d)  After the Closing Date by Purchaser if the conditions stated in
Article VII have not been satisfied by the Closing Date.

     (e) After the Closing Date by Seller if the conditions stated in Article VIII have not been satisfied by the Closing Date.

In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d) or (e) above, Purchaser and Seller shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                                     ARTICLE XII

                                    MISCELLANEOUS

     SECTION 12.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     SECTION 12.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.

     SECTION 12.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     SECTION 12.4. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 12.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 12.6. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF TEXAS.

     SECTION 12.7. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     SECTION 12.8. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

     SECTION 12.9. REFERENCE TO AGREEMENT. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

     SECTION 12.10. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement.

     SECTION 12.11. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

          If to Purchaser:         Logistics Management, LLC

                                   --------------

                                   --------------

          If to Seller:            Precept Transportation Services, L.L.C.

                                   --------------

                                   --------------

          with a copy to:          Charlie D. Maguire, Jr.
                                   Jackson Walker L.L.P.
                                   901 Main Street, Suite 6000
                                   Dallas, Texas 75202

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     SECTION 12.12. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Unless stated otherwise, the representations, warranties and covenants contained herein shall survive the Closing for a period of nine months. Notwithstanding the above, if prior to any expiration date the indemnifying party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, any representation or warranty that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity, to the extent of such claim only, until such claim is finally resolved or disposed of.

     SECTION 12.13. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     EXECUTED as of the date first above written.


                                       PURCHASER:
                                       ----------
                                       LOGISTICS MANAGEMENT, LLC


                                       By:  /s/ Anthony Huff
                                          ------------------------------------
                                       Name:  Anthony Huff
                                            ----------------------------------
                                       Title: Manager
                                             ---------------------------------


                                       SELLER:
                                       -------
                                       PRECEPT TRANSPORTATION SERVICES, L.L.C.


                                       By:  /s/ David Neely
                                          ------------------------------------
                                          David Neely, Manager


                                       SHAREHOLDERS:
                                       -------------
                                       ASSOCIATION SERVICES, INC.


                                       By:  /s/ Rhonda Embry
                                          ------------------------------------
                                       Name:  Rhonda Embry
                                            ----------------------------------
                                       Title: President
                                             ---------------------------------

                                       /s/ Roxanne Pixler
                                       ---------------------------------------
                                       Roxanne Pixler


                                       MANAGERS:
                                       ---------

                                       /s/ Dan Pixler
                                       ---------------------------------------
                                       Dan Pixler

                                       /s/ Anthony Huff
                                       ---------------------------------------
                                       Anthony Huff